Exhibit 99.1

Missouri American Water Files Rate Request Driven by $1.5 Billion in Water and Wastewater System Investments

ST. LOUIS, Mo. (July 1, 2024) – Missouri American Water filed a request today with the Missouri Public Service Commission (MoPSC) reflecting $1.5 billion in water and wastewater system investments completed and planned from January 2023 to May 2026. The request reinforces the company’s commitment to replace aging infrastructure, provide reliable service, enhance water quality and comply with environmental regulations.

“We carefully plan investments in our water and wastewater systems to provide safe, clean and reliable service to nearly 1.6 million (one in four) Missourians in more than 90 counties throughout the state,” said Rich Svindland, president of Missouri American Water. “These prudent, ongoing investments show our commitment to protecting public health and safety in the communities we serve.”

These projects are important to continue providing quality water, increasing fire protection and improving service reliability for customers and include replacement of over 250 miles of aging water and wastewater pipe to help reduce main breaks and sewer overflows. Improvement projects also include treatment plant upgrades.

Key projects include:

•St. Louis County - Replacement of the intake pump station at the South Water Treatment Plant
•St. Charles County – Construction of new transmission main to add a second source of water supply
•Jefferson City - Construction of a new filter building at the water treatment plant
•St. Joseph - Upgrades at the water treatment plant and Randolph booster stations
•Joplin – Construction of a new carbon feed system at the treatment plant and well site treatment upgrades
•Eureka, Smithton – Wastewater treatment plant upgrades including construction of new lift station and UV disinfection

The company’s last general rate case was filed with the MoPSC in July 2022 with a rate Order being approved in May 2023. New rates became effective on May 28, 2023.

If the company’s proposed rates are approved as filed with the MoPSC today, the water bill for the average residential customer using 5,475 gallons per month would increase about $18.00 per month. Wastewater customers could see a monthly decrease or increase depending on the customer’s service area.

Part of today’s filing with the MoPSC includes a proposed income-based rate for customers facing financial hardship. If approved by the MoPSC, residential customers below 150% of the Federal Poverty Level would be eligible for a discounted rate. Missouri American Water also offers assistance through its H2O Help to Others program, payment plans and budget billing.

The company’s rate request undergoes extensive public scrutiny by the MoPSC. This process includes numerous interrogatories, public hearings and evidentiary hearings and can take up to 11 months. To increase transparency of the process, the company’s proposed tariffs and other information about the filing are included on the company’s website, missouriamwater.com.

The company anticipates that any general rate changes proposed through this filing would not become effective until mid-2025, after a final rate Order is issued by the MoPSC.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, planned capital investments and water and wastewater system improvements, the outcome of the MoPSC’s final rate Order, and the amount and effective date of new water and wastewater rates. These statements are based on the current expectations of management of Missouri American Water. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including with respect to (1) the terms of any settlement agreement or stipulation, and/or final order of the MoPSC, with respect to the above-referenced general rate case; (2) the timing of the implementation of new rates under the general rate case; (3) regulatory, legislative, local or municipal actions affecting the water and wastewater industries, which could adversely affect Missouri American Water; and (4) other economic, political, business and other factors that may impact or affect the water and wastewater industries generally or Missouri American Water specifically. Forward-looking statements are not guarantees or assurances of future performance or results, and Missouri American Water and its affiliates do not undertake any duty to update any forward-looking statement.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Missouri American Water
Missouri American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.6 million people. For more, visit missouriamwater.com and follow Missouri American Water on X, Facebook, Instagram, YouTube and LinkedIn.

AWK-IR

Media Contact:
Christie Barnhart
Senior Manager, External Communications
Cell: 417-529-9781
Christie.barnhart@amwater.com

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